BUTLER NATIONAL CORPORATION
                           19920 West 161st Street
                            Olathe, Kansas 66062
                  NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                       TO BE HELD ON JANUARY 4, 1999

TO ALL STOCKHOLDERS:

       You are cordially invited to attend the Special Meeting of Stockholders of Butler National Corporation (the ACompany@) to be held on January 4, 1999, at 10:00 a.m., Kansas City Time, at the offices of the Company at 19920 West 161st Street, Olathe, Kansas 66062, for the following purposes:

      (1) To approve a proposed amendment to Article FOURTH of the Company's Certificate of Incorporation (the form of which is attached hereto as Exhibit
A) to effect a one-for-ten reverse stock split (the "Reverse Stock Split") of the Company's Common Stock, par value $.01 per share (the "Common Stock") as a result of which holders of the Common Stock will receive one share of Common Stock for each ten shares of Common Stock owned on the effective date of the Reverse Stock Split; and

      (2) To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

       Holders of record of the Common Stock as of the close of business on December 15, 1998 will be entitled to notice of and to vote at the Special Meeting and any adjournment or postponement thereof. A list of stockholders entitled to vote at the Special Meeting will be kept at the Company's offices at 19920 West 161st Street, Olathe, Kansas 66062 for a period of ten days prior to the Special Meeting and will be available at the Special Meeting.

                                         BY ORDER OF THE BOARD OF DIRECTORS

                                         William A. Griffith,
                                         Secretary
Olathe, Kansas
Dated:     December 4, 1998


         IMPORTANT --- YOUR PROXY AND A RETURN ENVELOPE ARE ENCLOSED

        You are urged to sign, date and mail your proxy even though you may plan to attend the Special Meeting. No postage is required if your proxy is mailed in the United States in the enclosed return envelope. If you attend the Special Meeting, you may vote by proxy or you may withdraw your proxy and vote in person. By returning your proxy promptly, a quorum will be assured at the Special Meeting, which will prevent costly follow-up and delays.


                          BUTLER NATIONAL CORPORATION
                            19920 West 161st Street
                             Olathe, Kansas  66062

                        SPECIAL MEETING OF STOCKHOLDERS
                          TO BE HELD January 4, 1999

                                PROXY STATEMENT

   The proposals in the accompanying form of proxy (the "Proxy") are solicited by the Board of Directors of Butler National Corporation (the "Company") for use at its Special Meeting of Stockholders (the "Special Meeting") to be held on Monday, January 4, 1999, at 10:00 a.m., Kansas City Time, at the offices of the Company at 19920 West 161st Street, Olathe, Kansas 66062, and any adjournment or postponement thereof. This Proxy Statement is being mailed or given to stockholders on or about December 22, 1998.

   Proxies. Shares represented by a duly executed Proxy received prior to the Special Meeting will be voted at the Special Meeting. If a stockholder specifies a choice on the Proxy with respect to any matter to be acted upon, the shares will be voted in accordance with the choices specified in the Proxy with respect to the proposals described in this Proxy Statement. If no choice is specified, the shares represented by the Proxy will be voted in favor of the proposals set forth in this Proxy Statement. None of the proposals are related to or conditioned on the approval of any other proposal. Any person giving a Proxy has the power to revoke it at any time before it is exercised by giving written notice to the Secretary of the Company at any time prior to the voting of the shares represented by the Proxy.

   Other Matters. Management of the Company does not intend to present any matter to the Special Meeting except as indicated herein, and presently knows of no other matter to be presented at the Special Meeting. Should any other matters properly come before the Special Meeting, the persons named in the accompanying form of Proxy will vote the Proxy in accordance with their judgment of the best interests of the Company on such matters.

   Solicitation and Expense. The Company will bear all the costs of solicitation of Proxies and preparing, assembling, printing and mailing the Proxy Statement, the Proxy and additional materials which may be furnished to stockholders. In addition to the use of the mails, Proxies may be solicited by personal contact, telephone or telegraph by regular employees of the Company, and the Company will reimburse brokers, custodians, fiduciaries or other persons for their reasonable expenses in sending proxy solicitation material to beneficial owners of shares.

   Voting. Only stockholders of record of the Company's common stock, $.01 par value (the "Common Stock") at the close of business on December 15, 1999 (the "Record Date") will be entitled to notice of, and to vote at, the Special Meeting. On the Record Date, the Company had 12,555,746 shares of Common Stock outstanding and entitled to vote at the Special Meeting. Each holder of Common Stock is entitled to one vote per share on each matter to properly come before the Special Meeting.

   The Bylaws of the Company require that thirty-five percent (35%) of the votes of the shares of Common Stock issued, outstanding and entitled to vote at the Special Meeting be present in person or represented by Proxy at the Special Meeting in order to constitute a quorum for the transaction of business. Provided a quorum is present, the affirmative vote of a majority of the shares of Common Stock entitled to vote on the subject matter is required for the approval of the amendment to the Company=s Certificate of Incorporation. Stockholders do not have any dissenters' rights of appraisal in connection with the matters to be voted upon. Votes that are cast against the proposal and abstentions are counted for purposes of determining the presence or absence of a quorum for the transaction of business at the Special Meeting. Broker non-votes (i.e., a proxy card returned by a holder on behalf of its beneficial owner that is not voted on a particular matter because voting instructions have not been received and the broker has no discretionary authority to vote) will be counted for purposes of determining the presence or absence of a quorum but will not be counted for purposes of determining the number of votes cast with respect to a particular proposal for which authorization to vote was withheld.

   The Company. The Company=s principal executive office is located at 19920 West 161st Street, Olathe, Kansas 66062 and its telephone number is
(913) 780-9595.

             STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                            AND MANAGEMENT

   The following table sets forth the beneficial ownership of the Company's voting securities (the "Common Stock") as of December 15, 1998 by each person and group known to the Company to be the beneficial owner of more than 5% of its Common Stock.

Name and Address of
Beneficial Owner:

Clark D. Stewart
19920 West 161st Street
Olathe, KS  66062

Amount and Nature of Beneficial Ownership(1):

2,158,920(2)

Percent of Class:

10.5%

(1) Unless otherwise indicated by footnote, nature of beneficial ownership of securities is direct and beneficial ownership as shown in the table arises from sole voting power and sole investment power.

(2) Includes 1,320,000 shares which may be acquired by Mr. Stewart pursuant to the exercise of stock options which are exercisable.

       The following table sets forth, with respect to the Company=s voting securities (Common Stock) as of December 15, 1998, (i) shares beneficially owned by all directors (current and nominee) and named executive officers of the Company, and (ii) total shares beneficially owned by all executive officers and directors as a group.

Name of Beneficial Owner   Amount and Nature of Beneficial   Percent of Class
                                      Ownership(1)


Larry B. Franke                        220,600(2)                   1.1%
William A. Griffith                    199,000(3)                   1.0%
David B. Hayden                        222,500(4)                   1.1%
William E. Logan                       910,000(5)                   4.4%
Clark D. Stewart                     2,158,920(6)                  10.5%
R. Warren Wagoner                      535,000(7)                   2.6%

All Directors and Executive
 Officers as a Group (12 persons)    4,929,482(8)                  23.9%

(1) Unless otherwise indicated by footnote, nature of beneficial ownership of securities is direct and beneficial ownership as shown in the table arises from sole voting power and sole investment power.

(2) Includes 220,600 shares which may be acquired by Mr. Franke pursuant to the exercise of stock options which are exercisable.

(3) Includes 142,000 shares which may be acquired by Mr. Griffith pursuant to the exercise of stock options which are exercisable.

(4) Includes 200,000 shares which may be acquired by Mr. Hayden pursuant to the exercise of stock options which are exercisable.

(5) Includes 860,000 shares which may be acquired by Mr. Logan pursuant to the exercise of stock options which are exercisable.

(6) Includes 1,320,000 shares which may be acquired by Mr. Stewart pursuant to the exercise of stock options which are exercisable.

(7) Includes 435,000 shares which may be acquired by Mr. Wagoner pursuant to the exercise of stock options which are exercisable.

 Includes 3,834,700 shares for all Directors and Executive Officers as a group, which may be acquired pursuant to the exercise of stock options which are exercisable.

           PROPOSAL TO AMEND THE COMPANY'S ARTICLE OF INCORPORATION
                 TO EFFECT A ONE-FOR-TEN REVERSE STOCK SPLIT

General

       The Board of Directors of the Company has approved a proposal (the "Reverse Stock Split Proposal") to amend the Company=s Certificate of Incorporat ion to effect a one-for-ten reverse stock split of the Company's outstanding Common Stock, each share having a par value of one cent (the "Common Stock"), subject to the approval by the stockholders of the Company. The Reverse Stock Split Proposal provides for the combination and reclassification of the presently issued and outstanding shares of Common Stock, into a small number of shares of identical Common Stock, on the basis of one share of Common Stock for each ten shares of Common Stock previously issued and outstanding (the "Reverse Stock Split"). Each stockholder will hold the same percentage of Common Stock outstanding immediately following the Reverse Stock Split as each stockholder did immediately prior to the Reverse Stock Split. If approved by the stockholders of the Company as provided herein, the Reverse Stock Split will be effected by an amendment of the Company=s Certificate of Incorporation in substantially the form attached to this Proxy Statement as Appendix A (the "Reverse Stock Split Amendment"), and will become effective upon the filing of the Reverse Stock Split Amendment with the Secretary of State of Delaware (the "Effective Time"). The following discussion is qualified in its entirety by the full text of the Reverse Stock Split Amendment, which is incorporated by reference herein. At the Effective Time, each share of Common Stock issued and outstanding will automatically be reclassified and converted into one-tenth of a share of Common Stock.

    The Company expects that, if the Reverse Stock Split Proposal is approved by the stockholders at the Special Meeting, the Reverse Stock Split Amendment will be filed promptly. However, notwithstanding approval of the Reverse Stock Split Proposal by the stockholders of the Company, the Board of Directors of the Company may elect not to file, or to delay the filing of, the Reverse Stock Split Amendment, if the Board of Directors determines that filing the Reverse Stock Split Amendment would not be in the best interest of the Company's stockholders at such time. Factors leading to such a determination could include, without limitation, any possible effect on the listing of the Company on the Nasdaq SmallCap Market or future securities offerings (see AReasons for the Reverse Stock Split Proposal,@ below).
Reasons For the Reverse Stock Split Proposal

   The Common Stock is currently listed on the Nasdaq SmallCap Market.
The Board of Directors believes that the continued listing of the Company's Common Stock on the Nasdaq SmallCap Market is important for the marketability of the Common Stock and the prestige of the Company in the financial community. Nasdaq requires, with respect to continued listing, among other things, a minimum bid price of $1.00. Because the Common Stock had a closing bid price of less than $1.00 for at least ten consecutive trading days, the Common Stock will be delisted from the Nasdaq SmallCap Market. In accordance with Nasdaq procedures, however, on October 22, 1998, the Company had a hearing before the Nasdaq SmallCap Market. On November 19, 1998, Nasdaq advised the Company that the delisting would be stayed until January 18, 1999, by which time the Company must be in compliance with the $1.00 minimum bid price for a minimum of 10 consecutive trading days or its Common Stock would be delisted. The Board of Directors believes that the Reverse Stock Split, by decreasing the number of shares outstanding, should increase the bid price per share of Common Stock and is necessary in order to permit the Company to meet the bid price requirement for continued listing on the Nasdaq SmallCap
Market. The Company believes that the increased share price expected to result from the Reverse Stock Split may enable the Company to continue to list its Common Stock on the Nasdaq SmallCap Market. However, the decision is beyond the control of the Company and may depend on a number of factors in addition to the quantitative criteria discussed herein, and there can be no assurance that the Common Stock will continue to be listed on the Nasdaq SmallCap Market even if the Reverse Stock Split is effected or will not be delisted prior to the Special Meeting of the stockholders. Furthermore, there can be no assurance that the market price of the Common Stock will increase to, or remain above, $1.00 per share after the Reverse Stock Split. The Company is aware that following a reverse stock split, a company=s stock price will frequently fail to reach or sustain a price equal to the pre-split price multiplied by the reverse split multiple.

    If the Company does not effect the Reverse Stock Split or is unable in the future to satisfy the Nasdaq SmallCap Market maintenance requirements, its securities can be expected to be delisted from Nasdaq. In such event, trading, if any, in the Common Stock would thereafter be conducted in the over-the-counter market in the so-called "pink sheets" or the NASD's "Electronic Bulletin Board." Consequently, the liquidity of such securities would be severely adversely affected, not only in the number of shares which could be bought and sold, but also through delays in the timing of transactions, reduction in security analysts' and the news media's coverage of the Company and lower prices for such securities than might otherwise be attained.

   Theoretically, the number of shares outstanding should not, by itself, affect the marketability of the Common Stock, the nature of investors who acquire it, or the Company's reputation in the financial community. However, in practice this is not necessarily the case, as certain investors view low-priced stock as unattractive or, as a matter of policy, will not extend margin credit on stock trading at low prices, although certain other investors may be attracted to low-priced stock because of the greater trading volatility sometimes associated with such securities. Many brokerage houses are reluctant to recommend lower-priced stock to their clients or to hold it in their own portfolios. Further, a variety of brokerage house policies and practices discourage individual brokers within those firms from dealing in low-priced stock because of the time-consuming procedures that make the handling of low-priced stock unattractive to brokerage houses from an economic standpoint.

   There can be no assurance that the market price of the Common Stock immediately after implementation of the Reverse Stock Split will be maintained for any period of time, that such market price will approximate ten times (or some other multiple of) the market price of the Common Stock before the proposed Reverse Stock Split, or that such market price of the Common Stock will exceed or remain in excess of the current market price of the Common Stock.

   For the above reasons, the Company believes that the Reverse Stock
Split is in the best interests of the Company and its stockholders. However, there can be no assurances that the Reverse Stock Split will have the desired consequences. The Company anticipates that, following the consummation of the Reverse Stock Split, the Common Stock will trade at a price per share that is significantly higher than the current market price of the Common Stock. However, there can be no assurance that, following the Reverse Stock Split, the Common Stock will trade at ten times the market price of the Common Stock prior to the Reverse Stock Split.

Effect of the Reverse Stock Split Proposal

   Subject to stockholder approval, the Reverse Stock Split will be effected by filing the Reverse Stock Split Amendment to the Company's Certificate of Incorporation, and will be effective immediately upon such filing. Although the Company expects to file the Reverse Stock Split Amendment with the Delaware Secretary of State's office promptly following approval of the Reverse Stock Split Proposal at the Special Meeting, the actual timing of such filing will be determined by the Company's management based upon their evaluation as to when such action will be most advantageous to the Company and its stockholders. The Company reserves the right to forego or postpone filing the Reverse Stock Split Amendment, if such action is determined to be in the best interests of the Company and its stockholders. Each stockholder will continue to own shares of Common Stock and will continue to share in the assets and future growth of the Company as a stockholder.
Such interest will be represented by one-tenth as many shares as such stockholder owned before the Reverse Stock Split. The number of shares of Common Stock that may be purchased upon the exercise of outstanding options, warrants, and other securities convertible into, or exercisable or exchangeable for, shares of Common Stock (collectively, "Convertible Securities") and the per share exercise or conversion prices thereof, will be adjusted appropriately as of the Effective Date, so that the aggregate number of shares of Common Stock issuable in respect of Convertible Securities immediately following the Effective Date will be one-tenth of the number issuable in respect thereof immediately prior to the Effective Date, the per share exercise price immediately following the Effective Date will be 1000% of the per share exercise or conversion price immediately prior to the Effective Date, and the aggregate exercise or conversion prices thereunder shall remain unchanged.

   The Reverse Stock Split may also result in some stockholders owning
"odd lots" of less than 100 shares of Common Stock or Afractional shares' (less than one (1) full share) of Common Stock received as a result of the Reverse Stock Split. Brokerage commissions and other costs of transactions in odd lots and of fractional shares may be higher, particularly on a per-share basis, than the cost of transactions in even multiples of 100 shares.

  The Company is authorized to issue 40,000,000 shares of Common Stock, of which 12,555,746 shares were issued and outstanding at the close of business on the Record Date. The Company is also authorized to issue 200,000 shares of Preferred Stock, each share having a par value of $5.00 (the "Preferred Stock"), of which 785 were issued and outstanding at the close of business on the Record Date.

  Adoption of the Reverse Stock Split will reduce the shares of Common
Stock outstanding on the Record Date from 12,555,746 to approximately 1,255,746 but will not effect the number of authorized shares of Common
Stock. After the Reverse Stock Split, the Company estimates that it will have approximately the same number of stockholders.

  As a result of the Reverse Stock Split, the Company will have a greater number of authorized but unissued shares of Common Stock than prior to the Reverse Stock Split. The increase in the authorized but unissued shares of Common Stock could make a change in control of the Company more difficult to achieve. Under certain circumstances, such shares of Common Stock could be used to create voting impediments to frustrate persons seeking to effect a takeover or otherwise gain control of the Company. Such shares could be sold privately to purchasers who might side with the Board of Directors in opposing a takeover bid that the Board determines is not in the best interests of the Company and its stockholders.

  The increase in the authorized but unissued shares of Common Stock also may have the effect of discouraging an attempt by another person or entity, through acquisition of a substantial number of shares of Common Stock, to acquire control of the Company with a view to effecting a merger, sale of assets or a similar transaction, since the issuance of new shares could be used to dilute the stock ownership of such person or entity. Shares of authorized but unissued Common Stock could be issued to a holder who would thereby have sufficient voting power to assure that any such business combination or any amendment to the Company=s Certificate of Incorporation would not receive the stockholder vote required for approval thereof. The Board of Directors has no current plans to issue any shares of Common Stock for any such or other purpose, and does not intend to issue any stock except on terms or for reason which the Board of Directors deems to be in the best interests of the Company.

  The Common stock is currently listed on the Nasdaq SmallCap Market, under the trading symbol (BUKSC).

Exchange of Stock Certificates

  The combination and reclassification of shares of Common Stock pursuant to the Reverse Stock Split will occur automatically on the Effective Date without any action on the part of stockholders of the Company and without regard to the date certificates representing shares of Common Stock prior to the Reverse Stock Split are physically surrendered for new certificates.

   As soon as practicable after the Effective Date, transmittal forms will be mailed to each holder of record of certificates for shares of Common Stock to be used in forwarding such certificates for surrender and exchange for certificates representing the number of shares of Common Stock such stockholder is entitled to receive as a consequence of the Reverse Stock Split. The transmittal forms will be accompanied by instructions specifying other details of the exchange. Upon receipt of such transmittal form, each stockholder should surrender the certificates representing shares of Common Stock prior to the Reverse Stock Split, in accordance with the applicable instructions. Each holder who surrenders certificates will receive new certificates representing the number of shares of Common Stock that he or she holds as a result of the Reverse Stock Split. STOCKHOLDERS SHOULD NOT SEND THEIR STOCK CERTIFICATES UNTIL THEY RECEIVE A TRANSMITTAL FORM.

   After the Effective Date, each certificate representing shares of Common Stock outstanding prior to the Effective Date (an "Old Certificate") will, until surrendered and exchanged as described above, be deemed, for all corporate purposes, to evidence ownership of the whole number of shares of Common Stock, into which the shares of Common Stock evidenced by such certificate have been converted by the Reverse Stock Split, except that the holder of such unexchanged certificates will not be entitled to receive any dividends or other distributions payable by the Company after the Effective Date, until the Old Certificates have been surrendered. Such dividends and distributions, if any, will be accumulated, and at the time of surrender of the Old Certificates, all such unpaid dividends or distributions will be paid without interest.

Certain Federal Income Tax Considerations

       The following discussion describes certain material federal income tax considerations relating to the Reverse Stock Split. This discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed regulations thereunder, legislative history, judicial decisions, and current administrative rulings and practices, all as amended and in effect on the date hereof. Any of these authorities could be repealed, overruled, or modified at any time. Any such change could be retroactive and, accordingly, could cause the tax consequences to vary substantially from the consequences described herein. No ruling from the Internal Revenue Service (the "IRS") with respect to the matters discussed herein has been requested, and there is no assurance that the IRS would agree with the conclusions set forth in this discussion.

   This discussion may not address certain federal income tax consequences that may be relevant to particular stockholders in light of their personal circumstances (such as persons subject to the alternative minimum tax) or to certain types of stockholders (such as dealers in securities, insurance companies, foreign individuals and entities, financial institutions, and tax-exempt entities) who may be subject to special treatment under the federal income tax laws. This discussion also does not address any tax consequences under state, local, or foreign laws.

       STOCKHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE REVERSE STOCK SPLIT, INCLUDING THE APPLICABILITY OF ANY STATE, LOCAL, OR FOREIGN TAX LAWS, CHANGES IN APPLICABLE TAX LAWS, AND ANY PENDING OR PROPOSED LEGISLATION.

  The Company should not recognize any gain or loss as a result of the Reverse Stock Split. No gain or loss should be recognized by a stockholder who receives only Common Stock upon the Reverse Stock Split. The aggregate tax basis of the shares of Common Stock held by a stockholder following the Reverse Stock Split will equal the stockholder=s aggregate basis in the Common Stock held immediately prior to the Reverse Stock Split and generally will be allocated among the shares of Common Stock held following the Reverse Stock Split on a pro-rata basis. Stockholders who have used the specific identification method to identify their basis in shares of Common Stock combined in the Reverse Stock Split should consult their own tax advisors to determine their basis in the post-Reverse Stock Split shares of Common Stock received in exchange therefor.

Recommendation of the Board of Directors

   The Board of Directors recommends that the stockholders vote "FOR" the amendment to the Company=s Certificate of Incorporation to effect the Reverse Stock Split.

                           STOCKHOLDER PROPOSALS

   In the event any stockholder intends to present a proposal at the next Annual Meeting of Stockholders to be held in 1999, such proposal must be received by the Secretary of the Company, in writing on or before June 3, 1999, to be considered for inclusion in the Company=s Proxy Statement relating to the next Annual Meeting of Stockholders.

                               OTHER BUSINESS

  The Company knows of no business that will be presented for consideration at the Special Meeting other than that described in this Proxy Statement. As to other business, if any, that may properly come before the Special Meeting, it is intended that proxies solicited by the Board will be voted in accordance with the judgment of the person or persons voting the proxies.

       WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN TO THE COMPANY THE ACCOMPANYING PROXY. IF YOU ARE PRESENT AT THE MEETING, YOU MAY WITHDRAW YOUR PROXY AND VOTE YOUR SHARES IN PERSON.

                                        BY THE BOARD OF DIRECTORS


                                        ____________________________________
December 4, 1998                        William A. Griffith, Secretary